FORM 3

        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                 INITIAL STATEMENT OF                |_____________________|
          BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1. Name and Address of Reporting Person

   Apollo Real Estate Investment Fund II, L.P.
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       (Last)                      (First)                    (Middle)

   1301 Avenue of the Americas
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                                   (Street)

   New York,                      New York                      10019
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       (City)                      (State)                      (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

        1/27/97
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4. Issuer Name and Ticker or Trading Symbol

First Union Real Estate Equity and Mortgage Investments (FURpfA)
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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
 (  ) DIRECTOR
 (X ) 10% OWNER
 (  ) OFFICER (GIVE TITLE BELOW)
 (  ) OTHER (SPECIFY TITLE BELOW)
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6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   ___FORM FILED BY ONE REPORTING PERSON
    X FORM FILED BY MORE THAN ONE REPORTING PERSON
   ---
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |   5)         |                       |

|--------------------|---------------|--------------|-----------------------|
Shares of Beneficial
Interest                 280,700         (D)

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security (Instr. 4)

Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial
Interest
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2. Date Exercisable and Expiration Date (Month/Day/Year)

           Immediately
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         Date Exercisable                          Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    Shares of Beneficial Interest                     744,215
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                Title                         Amount of Number of Shares
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4. Conversion or Exercise Price of Derivative Security

$7.5625
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

(D)
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6. Nature of Indirect Beneficial Ownership (Instr. 5)

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   EXPLANATION OF RESPONSES:

   APOLLO REAL ESTATE INVESTMENT FUND II, L.P.

   By:  Apollo Real Estate Advisors II, L.P.,
        General Partner

   By:  Apollo Real Estate Capital Advisors II, Inc.
           General Partner

   By:  /s/ Michael D. Weiner
        Name:  Michael D. Weiner
        Title: Vice President                           2/6/97
   _____________________________________              _________
   **  SIGNATURE OF REPORTING PERSON                     DATE

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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS.

       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

  IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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                            Joint Filer Information

Name:                 Apollo Real Estate Advisors II, L.P.

Address:              1301 Avenue of the Americas
                      New York, New York  10019

Designated
Filer:                Apollo Real Estate Investment Fund II, L.P.

Issuer and
Ticket
Symbol:               First Union Real Estate Equity and
                      Mortgage Investors (FUR)

Date of Event
Requiring
Statement:            1/27/97

Signature:            APOLLO REAL ESTATE ADVISORS II, L.P.

                      By: Apollo Real Estate Capital Advisors II, Inc., General Partner

                           By:/s/ Michael D. Weiner
                              --------------------------
                              Name:  Michael D. Weiner
                              Title: Vice President